      As filed with Securities and Exchange Commission on October 28, 1999
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                             PATTERSON ENERGY, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     75-2504748
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                               4510 Lamesa Highway
                               Snyder, Texas 79549
                                 (915) 573-1104

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                Cloyce A. Talbott
                               4510 Lamesa Highway
                               Snyder, Texas 79549
                                 (915) 573-1104

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Thomas H. Maxfield, Esq.
                              Baker & Hostetler LLP
                        303 East 17th Avenue, Suite 1100
                           Denver, Colorado 80203-1264

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================

   Title of each class of                           Proposed maximum       Proposed maximum
      Securities to be           Amount to be      offering price per     aggregate offering          Amount of
         registered             registered(1)            unit(2)               price(3)           registration fee
----------------------------------------------------------------------------------------------------------------------
Debt Securities(4)

Preferred Stock,
   par value $.01 per
   Share(5)

Depositary Shares(6)

Warrants(7)

Common Stock,
   par value $.01 per
   share(8)

            Total..........      $150,000,000             100%               $150,000,000          $41,700
======================================================================================================================

(1) In U.S. dollars or the equivalent thereof in one or more foreign currencies, currency units or composite currencies.

(2) The proposed maximum initial offering price per unit will be determined from time to time by the Registrant.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities offered from time to time pursuant to this Registration Statement exceed $150,000,000 or the equivalent thereof in foreign currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(4) Subject to Footnote (3), there is being registered hereunder an indeterminate principal amount of debt securities as may be issued from time to time by the Registrant. If any such debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $150,000,000.

(5) Subject to Footnote (3), there is being registered hereunder an indeterminate number of shares of preferred stock as may be issued from time to time by the Registrant.

(6) Subject to Footnote (3), there are being registered hereunder an indeterminate number of depositary shares as may be sold from time to time by the Registrant.

(7) Subject to Footnote (3), there is being registered hereunder an indeterminate number of warrants to purchase debt securities, preferred stock or common stock as may be sold from time to time by the Registrant.

(8) Subject to Footnote (3), there is being registered hereunder an indeterminate number of shares of common stock as may be (a) issued from time to time by the Registrant, including common stock issuable upon conversion or exchange of debt securities or preferred stock or upon exercise of warrants; and
(b) sold by or for the account of selling stockholders.

                             ----------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these Securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer is not permitted.

Prospectus subject to completion, October 28, 1999

[Insert Logo]

                                  $150,000,000

                             PATTERSON ENERGY, INC.

     DEBT SECURITIES      PREFERRED STOCK      WARRANTS     COMMON STOCK

                                DEPOSITARY SHARES

                                 ---------------

         The following are types of Securities that Patterson may offer and sell from time to time under this prospectus:

         - debt securities consisting of notes, debentures, or other evidences of indebtedness, in one or more series which may be senior debt securities, senior subordinated debt securities or subordinated debt securities;

         - shares of preferred stock, $.01 par value per share, in one or more series;

         - warrants to purchase debt securities, preferred stock or common stock;

         -        shares of common stock, $.01 par value per share; and

         -        depositary shares.

         We will describe the specific terms of the particular Securities being offered in an accompanying prospectus supplement.

         Also, shares of common stock may be offered from time to time by our stockholders. Any Selling Stockholders will be identified, and the number of shares to be offered by them will be set forth in a supplement to this prospectus.

         The common stock is traded on the Nasdaq National Market under the symbol "PTEN." On October 26, 1999, the closing price of the common stock on the Nasdaq National Market was $14.75 per share. Each prospectus supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

                                 ---------------

         You should carefully review "Risk Factors" beginning on page 6 for a discussion of matters to consider when investing in Securities of Patterson.

         This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement.

                                 ---------------

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________, 1999

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PATTERSON OR ANY UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, OR IN THE AFFAIRS OF PATTERSON SINCE THE DATES HEREOF. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 ---------------

                                TABLE OF CONTENTS

                                                                           Page
Forward Looking Statements....................................................2
Incorporation of Certain Documents by Reference...............................3
Patterson.....................................................................5
Risk Factors..................................................................6
Use of Proceeds..............................................................11
Ratio of Earnings To Fixed Charges...........................................11
Selling Stockholders ........................................................11
Description of Debt Securities...............................................12
Description of Preferred Stock...............................................23
Description of Depositary Shares.............................................25
Description of Warrants......................................................28
Description of Capital Stock.................................................30
Plan of Distribution.........................................................33
Legal Matters................................................................35
Experts......................................................................35
Where You Can Find More Information..........................................35

                           FORWARD LOOKING STATEMENTS

         Some statements contained in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, statements relating to the drilling and completion of wells, well operations, utilization rates of drilling rigs, oil and natural gas prices, reserve estimates (including related future net revenue and present value estimates), business strategies and other plans and objectives of our management for future operations and activities and other such matters. The words "believes," "budgeted," "plan," "plans," "estimates," "expects," "intends," "strategy," "project," "will," "could," "may" and similar expressions identify forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause such a difference include:

         -        Swings in oil and natural gas prices;

         -        Swings in demand for contract drilling services;

         -        Shortages of drill pipe and other drilling equipment;

         -        Shortages of qualified drilling personnel;

         -        Effects of competition from other drilling contractors;

         -        Occurrence of operating hazards and uninsured losses; and

         - Governmental regulation, among others described under "Risk Factors" below.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

         This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

         (1) Patterson's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1998;

         (2) Patterson's Current Report on Form 8-K dated March 1, 1999, filed with the SEC on May 6, 1999;

         (3) Patterson's Current Report on Form 8-K dated April 30, 1999, filed with the SEC on April 22, 1999;

         (4) Patterson's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed with the SEC on May 14, 1999;

         (5) Patterson's Current Report on Form 8-K dated May 24, 1999, filed with the SEC on June 15, 1999;

         (6) Patterson's Current Report on Form 8-K dated July 29, 1999, filed with the SEC on August 31, 1999;

         (7) Patterson's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed with the SEC on August 16, 1999; and

         (8) The description of Patterson's common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 2, 1993.

         We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the closing of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                            Jonathan D. (Jody) Nelson
                             Chief Financial Officer
                             Patterson Energy, Inc.
                               4510 Lamesa Highway
                                  P.O. Box 1416
                               Snyder, Texas 79550
                                 (915) 573-1104

         We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the Securities offered by this document is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                                    PATTERSON

         Patterson is one of the leading providers of domestic land drilling services to major and independent oil and natural gas companies. Formed in 1978 and reincorporated in 1993 as a Delaware corporation, Patterson conducts operations in Texas, New Mexico, Oklahoma, Louisiana and Utah. We have a drilling fleet of 119 rigs, 114 of which are currently operable. We are also engaged in the development, exploration, acquisition and production of oil and natural gas and provide contract drilling fluid services to other oil and natural gas operators.

         The Company has established a reputation for reliable, high quality drilling equipment and well-trained crews. We continually seek to modify and upgrade our equipment to maximize the performance and capabilities of our drilling rig fleet, which we believe provides us with a competitive advantage. Additionally, we have the in-house capability to design, manufacture, repair and modify our drilling rigs. Of our drilling rigs, 93 are capable of drilling to depths of 10,000 feet and greater, including 25 that are capable of drilling to 15,000 feet and greater. During the first six months of 1999, we drilled 278 wells for 105 non-affiliated customers maintaining an average utilization rate of 34%.

         Our oil and natural gas activities are designed to complement our land drilling operations and diversify our overall business strategy. These activities are primarily focused in mature producing regions in the Austin Chalk Trend, the Permian Basin and South Texas. Oil and natural gas operations comprised approximately 5.9% of our consolidated operating revenues in the first six months of 1999. At December 31, 1998, our proved developed reserves were approximately 1.5 million BOE and had a present value (discounted at 10% before income taxes) of estimated future net revenues of approximately $5.4 million.

         Our drilling fluid services are provided to operators of oil and gas wells located in the Company's areas of operation. Operating revenues derived from these activities constituted approximately 8.3% of Patterson's consolidated operating revenues for the first six months of 1999. We believe that these services integrate well with our other core operating activities. The drilling fluid operations were added during 1998 with our acquisition of Lone Star Mud, Inc., during January and Tejas Drilling Fluids, Inc. in September.

         Our headquarters are located at 4510 Lamesa Highway, Snyder, Texas, and our telephone number at that address is (915) 573-1104. We also have small offices in Austin, Houston, Midland, San Angelo, Kilgore and Corpus Christi, Texas and Oklahoma City, Oklahoma and Hobbs, New Mexico, and 15 yard facilities variously located in our areas of operations.

         You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

                                  RISK FACTORS

         Ownership of Securities involves certain risks. In determining whether to purchase Securities, you should carefully consider the following risk factors and other information contained in or incorporated by reference in this prospectus or in any applicable prospectus supplement.

         RISKS RELATED TO PATTERSON'S BUSINESS GENERALLY

PATTERSON IS DEPENDENT ON THE OIL AND NATURAL GAS INDUSTRY AND MARKET PRICES FOR OIL AND NATURAL GAS. DECLINES IN OIL AND NATURAL GAS PRICES HAVE ADVERSELY AFFECTED PATTERSON'S OPERATIONS.

         Patterson's revenue, profitability and rate of growth are substantially dependent upon prevailing prices for oil and natural gas. In recent years, oil and natural gas prices and, therefore, the level of drilling, exploration, development and production, have been extremely volatile. Prices are affected by market supply and demand factors as well as international military, political and economic conditions and the ability of the Organization of Petroleum Exporting Countries to set and maintain production and prices. All of these factors are beyond our control. Low level commodity prices beginning in the fourth quarter of 1997 and continuing into mid-1999 have materially adversely affected our operations. We expect oil and natural gas prices to continue to be volatile and to effect our financial condition and operations and ability to access sources of capital.

INDUSTRY CONDITIONS FOR CONTRACT DRILLING SERVICES HAVE BEEN POOR FOR MUCH OF THE TIME SINCE MID-1982.

         The contract drilling business experienced increased demand for drilling services from 1995 through the third quarter of 1997 due to stronger oil and natural gas prices. However, except for that period and other occasional upturns, the market for onshore contract drilling services has generally been depressed since mid-1982. Since this time and except during the occasional upturns, there have been substantially more drilling rigs available than necessary to meet demand in most operating and geographic segments of the domestic drilling industry. As a result, drilling contractors have had difficulty sustaining profit margins.

         In addition to adverse effects that future declines in demand could have on Patterson, ongoing movement of drilling rigs from region to region or reactivation of onshore drilling rigs or new construction of drilling rigs could adversely effect utilization rates and pricing, even in an environment of stronger oil and natural gas prices and increased drilling activity. We cannot predict either the future level of demand for our contract drilling services or future conditions in the contract drilling business. Notwithstanding the significant improvement in oil and natural gas prices over the past few months, the demand for contract drilling services, although improving, remains relatively weak. There can be no assurance that the demand for contract drilling services will increase proportionally with the current higher prices or of the duration of the higher commodity prices.

SHORTAGES OF DRILL PIPE AND OTHER DRILLING EQUIPMENT COULD ADVERSELY AFFECT PATTERSON'S DRILLING OPERATIONS.

         The increase in domestic drilling demand from mid-1995 through the third quarter of 1997 and related increase in contract drilling activity resulted in a shortage of drill pipe in the industry. This shortage caused the price of drill pipe to increase significantly and required that orders for new drill pipe be placed at least one year in advance. The price increase and delay in delivery of drill pipe caused Patterson to substantially increase capital expenditures in its contract drilling segment. A return to higher demand levels for contract drilling services could reinstate the problems associated with drill pipe shortages and could cause shortages in other drilling rig parts. Severe shortages could impair Patterson's ability to obtain the equipment required for its contract drilling operations.

THE CONTRACT DRILLING INDUSTRY IN WHICH PATTERSON OPERATES IS HIGHLY
COMPETITIVE.

         The inability to compete effectively in the contract drilling industry would adversely impact Patterson's operations. Price is generally the most important competitive factor. Other competitive factors include the availability of drilling equipment and experienced personnel at or near the time and place required by customers, the reputation of the drilling contractor and its relationship with existing customers. We believe that we compete favorably with respect to all of these factors. Competition is usually on a regional basis, although drilling rigs are mobile and can be moved from one region to another in response to increased demand. An oversupply of drilling rigs in any region may result. Demand for land drilling equipment is also dependent on the exploration and development budgets of oil and natural gas companies, which are in turn influenced primarily by the financial condition of such companies, by general economic conditions, by prices of oil and natural gas, and from time to time political considerations and policies. It is not practical to estimate the number of contract drilling competitors of Patterson, some of which have substantially greater resources than Patterson. Also, in recent years, many drilling companies have consolidated or merged with other companies. Although this consolidation has decreased the total number of competitors, Patterson believes the competition for drilling services will continue to be intense.

         There is also substantial competition for the acquisition of oil and natural gas leases suitable for exploration and for the hiring of experienced personnel. Patterson's competitors in the exploration, development and production segment of its operations include major integrated oil and natural gas companies, numerous independent oil and natural gas companies, drilling and production purchase programs and individual producers and operators. Patterson's ability to increase its holdings of oil and natural gas reserves in the future is directly dependent upon its ability to select, acquire and develop suitable prospects in competition with those companies. Many competitors have financial resources, staff, facilities and other resources significantly greater than those of Patterson.

LABOR SHORTAGES COULD ADVERSELY AFFECT PATTERSON'S DRILLING OPERATIONS.

         The increase in domestic drilling demand from mid-1995 through the third quarter of 1997 and related increase in contract drilling activity caused a shortage of qualified drilling rig personnel in the industry. This increase adversely impaired our ability to attract and retain sufficient qualified personnel and to market and operate our drilling rigs. Further, the labor shortages resulted in wage increases, which impacted our operating margins. A return to higher demand levels for contract drilling services could reinstate the problems associated with labor shortages.

PATTERSON HAS SIGNIFICANT BANK-DEBT; FAILURE TO REPAY COULD RESULT IN FORECLOSURE ON DRILLING RIGS.

         Patterson has a bank term loan with a remaining principal balance of $51.4 million at June 30, 1999. All of Patterson's contract drilling rigs are pledged as collateral on the loan and the remainder of its assets are subject to a negative pledge. The loan is payable in monthly principal installments of $714,000 until January 1, 2001, when the loan matures and the balance of the note becomes due and payable. A decline in general economic conditions in the oil and gas industry could adversely affect Patterson's ability to repay the loan. Failure to repay could, at the bank's election, result in acceleration of the maturity date of the loan and foreclosure on the drilling rigs. Additionally, the loan agreement contains a number of covenants, including financial covenants, the failure of which to satisfy could also cause acceleration of the maturity date and require immediate repayment.

CONTINUED GROWTH THROUGH RIG ACQUISITIONS IS NOT ASSURED.

         Patterson substantially increased its drilling rig fleet over the four-year period ending in the first quarter of 1998 through strategic acquisitions. Although the land drilling industry has experienced significant consolidation over the past couple of years, Patterson believes that significant acquisition opportunities are still available. However, there can be no assurance that suitable acquisitions can be found, and we are likely to continue to face intense competition from other companies for available acquisition opportunities.

         There can be no assurance that Patterson will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to us or that any completed acquisition would improve Patterson's financial condition, results of operation, business or prospects in any material manner. In fact, Patterson may incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with any such acquisitions. Additional debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity or convertible shares could be dilutive to our existing stockholders. Also, continued growth could strain Patterson's management, operations, employees and resources.

PATTERSON'S OPERATIONS ARE SUBJECT TO OPERATING HAZARDS AND UNINSURED RISKS.

         Contract drilling and oil and natural gas activities are subject to a number of risks and hazards. These could cause serious injury or death to persons, suspension of drilling operations, serious damage to equipment or property of others, and damage to producing formations in surrounding areas. Our operations could also cause environment damage, particularly through oil spills, gas leaks, discharges of toxic gases or extensive uncontrolled fires. In addition, we could become subject to liability for reservoir damages. The occurrence of a significant event, including pollution or environmental damage, could materially affect our operations and financial condition.

         We believe we are adequately insured or indemnified against normal and foreseeable risks in our operations in accordance with industry standards. However, such insurance or indemnification may not be adequate to protect Patterson against liability from all consequences of well disasters, extensive fire damage or damage to the environment. There is no assurance that Patterson will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. In addition to insurance, Patterson generally seeks to obtain indemnity agreements whenever possible from its customers requiring them to hold Patterson harmless if production or reservoir damage occurs. However, even when we are successful in obtaining contractual indemnification, the customer may not maintain adequate insurance to support such indemnification.

VIOLATIONS OF ENVIRONMENTAL LAWS AND REGULATIONS COULD MATERIALLY ADVERSELY AFFECT PATTERSON'S OPERATIONS.

         Patterson's operations are subject to numerous domestic laws and regulations that relate directly or indirectly to the drilling of oil and natural gas wells, including laws and regulations controlling the discharge of materials into the environment, requiring removal and clean-up under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose strict liability, rendering a person liable for environmental damage without regard to negligence or to the fault on the part of such person. Such laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with all applicable laws at the time such acts were performed.

         Although we generally have been able to obtain some degree of contractual indemnification from our customers in most of our day rate drilling contracts against pollution and environmental damages, there is no assurance that Patterson will be able to enforce the indemnification in all instances, that the customer will be financially able in all cases to comply with its indemnity obligations, or that Patterson will be able to obtain such indemnification agreements in the future. No such indemnification is typically available for turnkey contracts. While we also maintain insurance coverage against certain environmental liabilities, including pollution caused by sudden and accidental oil spills, we cannot assure that we will continue to be able to secure or carry this insurance or, if Patterson were able to do so, that the coverage would be adequate to cover the liabilities.

SOME OF PATTERSON'S CONTRACT DRILLING SERVICES ARE DONE UNDER TURNKEY CONTRACTS, WHICH ARE FINANCIALLY RISKY.

         A portion of Patterson's contract drilling is done under turnkey contracts, which involve substantial risks. Under turnkey drilling contracts, Patterson contracts to drill a well to a contract depth under specified conditions for a fixed price. The risks to us under these types of drilling contracts are substantially greater than on a well drilled on a daywork basis since we assume most of the risks associated with the drilling operations generally assumed by the operator of the well in a daywork contract, including risk of blowout, machinery breakdowns and abnormal drilling conditions. Accordingly, if severe drilling problems are encountered in drilling wells under a turnkey contract, Patterson could suffer substantial losses associated with that contract. Generally, the weaker the demand for our drilling services, the higher the percentage of our turnkey contracts. For the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999, the percentage of our contract drilling revenues attributable to: turnkey contracts was 3.0%, 12.0%, and 19%, respectively.

ESTIMATES OF PATTERSON'S OIL AND NATURAL GAS RESERVES ARE UNCERTAIN.

         Estimates of our proved developed reserves and future net revenues are based on engineering reports prepared by an independent petroleum engineer based upon a review of production histories and other geologic, economic, ownership and engineering data provided by Patterson. These estimates are based on several assumptions that the SEC requires oil and natural gas companies to use, including, for example, constant oil and natural gas prices. Such estimates are inherently imprecise indications of future net revenues. Actual future production, revenues, taxes, production costs and development costs may vary substantially from those assumed in the estimates. Any significant variance could materially affect the estimates. In addition, our reserves might be subject to upward or downward adjustment based on future production, results of future exploration and development, prevailing oil and natural gas prices and other factors.

         RISKS RELATED TO PATTERSON'S OPERATIONS

THE LOSS OF SERVICES OF KEY OFFICERS COULD HURT PATTERSON'S OPERATIONS.

         Patterson is highly dependent on its executive officers and key employees. The unexpected loss of the services of any of these individuals, particularly Cloyce A. Talbott or A. Glenn Patterson, Chief Executive Officer and the President, respectively, could have a detrimental affect on Patterson. Patterson has no employment agreements with any of its executive officers. We maintain key man life insurance on the lives of Messrs. Talbott and Patterson in the amount of $3 million each.

ANTI-TAKEOVER MEASURES IN PATTERSON'S CHARTER DOCUMENTS AND UNDER STATE LAW COULD DISCOURAGE AN ACQUISITION OF PATTERSON AND THEREBY AFFECT THE RELATED PURCHASE PRICE.

         Patterson, as a Delaware corporation, is subject to the Delaware General Corporation Law, including Section 203, an anti-takeover law enacted in 1988. Patterson has also enacted certain anti-takeover measures, including a stockholders rights plan. In addition, our Board of Directors has the authority to issue up to one million shares of preferred stock and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of that stock without further vote or action by the holders of the common stock. As a result of these measures and others, potential acquirers of Patterson may find it more difficult or be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of Patterson securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to their transactions.

PATTERSON HAS PAID NO DIVIDENDS ON ITS COMMON STOCK AND HAS NO PLANS TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         Patterson has not declared or paid cash dividends on its common stock in the past and does not expect to declare or pay any cash dividends on its common stock in the foreseeable future. The terms of our existing bank term loan prohibit payment of dividends by Patterson without the prior written consent of the bank.

THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR CERTAIN OF THE SECURITIES WHICH MAY BE OFFERED AND SOLD UNDER THIS PROSPECTUS.

         Any debt securities, preferred stock, depository shares and warrants sold under this prospectus will be new issues of Securities of Patterson with no established trading market. Underwriters to whom Patterson sells any of those Securities for public offering and sale may make a market in such Securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. Consequently, no assurance can be given as to the liquidity of any secondary market for any of those Securities.

PARTICIPATION BY PATTERSON DIRECTORS AND OFFICERS IN OIL AND NATURAL GAS PROSPECTS COULD CREATE CONFLICTS OF INTEREST.

         Certain of Patterson's directors and executive officers and their respective affiliates have participated and may continue to participate from time to time in oil and natural gas prospects and properties in which Patterson has an interest. Conflicts of interest may arise between such persons and Patterson as to the advisability of conducting drilling and recompletion activities on these properties. Of the 134 wells operated by Patterson at June 30, 1999, Patterson's directors, officers and/or their respective affiliates were working interest owners in approximately 96 wells.

PATTERSON BOARD MAY ISSUE PREFERRED STOCK WITH RIGHTS AND PREFERENCES ADVERSE TO COMMON STOCK.

         Patterson has a class of authorized preferred stock. Patterson's Board of Directors, without stockholder approval, may issue shares of the preferred stock with rights and preferences adverse to the voting power or other rights of the holders of the Common Stock. Patterson has not issued any shares of preferred stock. However, as of June 30, 1999, an aggregate of 325,170 shares of preferred stock had been reserved for issuance upon exercise of the Rights described under "Description of Capital Stock-Stockholder Rights Plan," below.

                                 USE OF PROCEEDS

         Except as may otherwise be described in the prospectus supplement relating to an offering of Securities, we will use the net proceeds from the sale of the Securities offered under this prospectus and the prospectus supplement for future acquisitions and for other general corporate purposes, including working capital, investment in subsidiaries and payment or partial payment of existing indebtedness. We will determine any specific allocation of the net proceeds of an offering of Securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our consolidated ratio of earnings to fixed charges (unaudited) for the periods shown:

                                              Six months
                                                 Ended                       Year ended December 31,
                                            ----------------    ---------------------------------------------------
                                            June 30, 1999         1998      1997      1996      1995       1994
                                            -------------         ----      ----      ----      ----       ----
    Ratio of earnings to fixed charges (1)        (2)            .96:1    14.03:1    1.91:1    2.71:1     8.66:1


---------
(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. No preferred stock was outstanding during any of the periods presented and, as a result, the ratio of earnings to combined fixed charges and preferred stock dividends was the same as the ratio of earnings to fixed charges.

(2) There was a deficiency of $10.4 million in the ratio of earnings to fixed charges for the six months ended June 30, 1999.


                              SELLING STOCKHOLDERS

    An unspecified number of shares of common stock may be offered and sold under this prospectus by selling stockholders. Identification of any such selling stockholders will be contained in the applicable prospectus supplement. Patterson will not receive proceeds of any sale of shares by selling stockholders.

                         DESCRIPTION OF DEBT SECURITIES

         The debt securities may be issued from time to time in one or more series under an Indenture (as defined below) between Patterson, as issuer, and the trustee specified in the applicable prospectus supplement. The following summaries of certain provisions of the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of debt securities, including the definitions therein of certain terms. A copy of the form of the Indenture is included as an exhibit to the Registration Statement of which this prospectus is a part. The following summary is qualified in its entirety by reference to such exhibit. See "Where You Can Find More Information." Article and Section references used herein are references to the Indenture. Capitalized terms not otherwise defined in this Description of Debt Securities will have the meaning given in the Indentures. Whenever particular Sections, Articles or defined terms in the Indenture are referred to, it is intended that those Sections, Articles or defined terms shall be incorporated herein by reference.

         The debt securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of the debt securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "--Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities," below. There will be a separate trustee under each Indenture. Information regarding the trustee under an Indenture will be included in any prospectus supplement relating to the debt securities issued thereunder.

         The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

GENERAL

         The debt securities offered pursuant to this Prospectus will be limited to $150,000,000 aggregate principal amount or (i) its equivalent (based on the applicable exchange rate at the time of sale), if the debt securities are issued with principal amounts denominated in one or more foreign currencies, composite currencies or currency units, or (ii) such greater amount, if the debt securities are issued at an original issue discount, as shall result in aggregate proceeds of $150,000,000 to Patterson. The Indentures provide that additional debt securities may be issued thereunder up to the aggregate principal amount authorized from time to time by Patterson's Board of Directors. So long as a single trustee is acting for the benefit of the holders of all the debt securities offered hereby and any such additional debt securities issued under the Indentures, the debt securities and any such additional debt securities are herein collectively referred to as the "Indenture Securities." The Indentures also provide that there may be more than one trustee under the Indentures, each with respect to one or more different series of Indenture Securities. At any time when two or more trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein means the one or more series with respect to which each respective trustee is acting and the powers and the trust obligations of each such trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as trustee. If there is more than one trustee acting for different series of Indenture Securities, then those Indenture Securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate Indenture.

         The applicable prospectus supplement will set forth a description of the particular series of debt securities being offered thereby, including but not limited to (Indentures, Section 3.1):

         (1) the designation or title of such debt securities;

         (2) any limit on the aggregate principal amount of such debt securities;

         (3) the percentage of their principal amount at which such debt securities will be offered;

         (4) the date or dates on which the principal of such debt securities will be payable and on which such debt securities will mature;

         (5) the rate or rates (which may be fixed or variable) at which such debt securities shall bear interest, or the method of determination of such rate or rates at which such debt securities shall bear interest, if any;

         (6) the date or dates from which interest will accrue or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable;

         (7) whether such debt securities will be secured;

         (8) the currencies or currency units in which such debt securities are issued or payable;

         (9) the terms for redemption, extension or early repayment of such debt securities, if any;

         (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such debt securities are authorized to be issued;

         (11) if applicable, the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and other conversion provisions;

         (12) the provisions for a sinking fund, if any;

         (13) whether such debt securities are issuable as a Global Security or Securities (as defined below);

         (14) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such debt securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination;

         (15) if the principal of, premium, if any, or interest on such debt securities is to be payable, at the election of Patterson or a holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such debt securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

         (16) if other than the principal amount thereof, the portion of the principal amount of such debt securities of the series which will be payable upon acceleration of the maturity thereof;

         (17) whether such debt securities are subordinate in right of payment to any Senior Indebtedness of Patterson and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date;

         (18) whether the interest, if any, on such debt securities is to be payable in securities of Patterson and the terms and conditions applicable to any such payment;

         (19) any covenants to which Patterson may be subject with respect to such debt securities;

         (20) the applicability of the provisions described under "Defeasance and Covenant Defeasance" below;

         (21) United States income tax consequences, if any;

         (22) the provisions for the payment of additional amounts with respect to any withholding taxes in certain cases;

         (23) any term or provision relating to such debt securities which is not inconsistent with the provisions of the Indenture;

         (24) the trustee; and

         (25) any other special terms pertaining to such debt securities.

         Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material federal income tax consequences and other special considerations with respect to any series of debt securities will be described in the prospectus supplement relating to any such series of debt securities.

         If the purchase price of any series of debt securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of debt securities are payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of debt securities will be set forth in the applicable prospectus supplement.

         Debt securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. holders of such debt securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable prospectus supplement.

         Except as may be set forth in the applicable prospectus supplement, holders of debt securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or such debt securities in the event that Patterson engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of Patterson's properties and assets as an entirety to any person as described below under "--Consolidation, Merger and Sale of Assets."

         Except as otherwise provided in the applicable prospectus supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by Patterson in New York, New York, except that at the option of Patterson interest may be paid by check mailed to the person entitled thereto.

         The debt securities will be issued only in fully registered form without coupons and may be presented for the registration of transfer or exchange at the corporate trust office of the trustee. Not all debt securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional debt securities of such series.

         Since Patterson is a holding company, the rights of Patterson, and the rights of its creditors, including the holders of the debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that Patterson may be recognized as a creditor of the subsidiary. Generally, the debt securities will be effectively subordinated to all existing and future indebtedness of the operating subsidiaries of Patterson.

         Unless otherwise specified in an applicable prospectus supplement, the Indentures will not contain any provisions that limit the ability of Patterson or any subsidiary of Patterson to incur indebtedness or that afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving Patterson or any of its subsidiaries.

SENIOR DEBT SECURITIES

         The Senior Debt Securities will rank pari passu with all other unsubordinated debt of Patterson and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

         The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures and Indenture Supplements governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. (Indentures, Section 15.1.) Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of Patterson, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of, or premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of Patterson) upon conversion or exchange of a Senior Subordinated debt security or Subordinated debt security will be deemed to constitute payment on account of the principal of such Senior Subordinated debt security or Subordinated debt security, as the case may be.

         By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

         The term "Senior Indebtedness," when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indentures or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

         (a) indebtedness, obligations and other liabilities (contingent or otherwise) of Patterson for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

         (b) reimbursement obligations and other liabilities (contingent or otherwise) of Patterson with respect to letters of credit or bankers' acceptances issued for the account of Patterson and interest rate protection agreements and currency exchange or purchase agreements;

         (c) obligations and liabilities (contingent or otherwise) of Patterson related to capitalized lease obligations;

         (d) indebtedness, obligations and other liabilities (contingent or otherwise) of Patterson related to agreements or arrangements designed to protect Patterson against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

         (e) indebtedness of others of the kinds described in the preceding clauses (a) through (d) that Patterson has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

         (f) indebtedness of another person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by Patterson; and

         (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be; except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Senior Subordinated Debt Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Subordinated Debt Securities.

         In certain circumstances, such as the bankruptcy or insolvency of Patterson, bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to holders of debt securities, or priorities between holders of the debt securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

         If this prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of Patterson's most recent fiscal quarter.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

         Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form in denominations of U.S.$1,000 or integral multiples thereof. (Indenture, Section 3.2) Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion and transfer of debt securities will be registerable, at the office or agency of Patterson maintained for such purposes. No service charge will be made for any registration of a transfer or exchange of the debt securities, but Patterson may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

         All monies paid by Patterson to a Paying Agent for the payment of principal of, premium, if any, or interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to Patterson and thereafter the holder of such debt security may look only to Patterson for payment thereof.

EVENTS OF DEFAULT

         Unless otherwise specified in the applicable prospectus supplement, the following events are specified in the Indentures as Events of Default with respect to debt securities of any series (Indentures, Section 5.1):

         (a) failure to pay principal (or premium, if any) on any debt security of that series at its maturity, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series;

         (b) failure to pay any interest on any debt security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series;

         (c) failure to make any mandatory sinking fund payment, when due, continued for 30 days, in respect of any debt security of that series;

         (d) failure to perform any other covenant of Patterson in the applicable Indenture or any other covenant to which Patterson may be subject with respect to debt securities of that series (other than a covenant solely for the benefit of a series of debt securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture;

         (e) acceleration of any indebtedness for borrowed money in a principal amount in excess of $15 million for which Patterson or any Significant Subsidiary is liable, including debt securities of another series, or a default by Patterson or any Significant Subsidiary in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $15 million, and such acceleration or default at maturity shall not be waived, rescinded or annulled within 30 days after written notice to Patterson thereof, unless such acceleration or default at maturity shall be remedied or cured by Patterson or such Significant Subsidiary or rescinded, annulled or waived by the holders of such indebtedness, in which case such acceleration or default at maturity shall not constitute an Event of Default under this provision;

         (f) certain events of bankruptcy, insolvency or reorganization; and

         (g) any other Event of Default provided with respect to the debt securities of that series.

         If an Event of Default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of original issue discount securities, such portion) of all debt securities will be immediately due and payable without notice. (Indentures, Section 5.2.) However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

         The Indentures will provide that, subject to the duty of the respective trustees thereunder during an Event of Default to act with the required standard of care, each such trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such trustee, or to exercise any trust or power conferred on such trustee, with respect to the debt securities of that series.

         No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless (Indentures, Section 5.7):

         (1) such holder shall have previously given to the applicable trustee written notice of a continuing Event of Default;

         (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series shall have made written requests, and offered reasonable indemnity, to such trustee to institute such proceeding as trustee; and

         (3) the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of, or premium, if any, and interest, if any, on such debt security on or after the respective due dates expressed in such debt security or the right to convert that holder's debt security in accordance with the Indentures (if applicable).
(Indentures, Section 5.8.)

         Patterson will be required to furnish to the Trustees annually a statement as to the performance by Patterson of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

         Without the consent of any holder of outstanding debt securities, Patterson and the trustees may amend or supplement the Indentures or the debt securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any holder of debt securities. (Indentures, Section 9.1.) Other modifications and amendments of the respective Indentures may be made by Patterson and the applicable trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby (Indentures, Section 9.2):

         (a) change the stated maturity of the principal of, or any installment of principal of, or premium, if any, or interest on any debt security;

         (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

         (c) reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

         (d) change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

         (e) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or redemption date thereof;

         (f) if applicable, modify the conversion provisions in a manner adverse to the holders thereof;

         (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the holders thereof;

         (h) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; or

         (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the applicable Indenture, which, with respect to such series, cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

         The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as that series is concerned, compliance by Patterson with certain covenants of the applicable Indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any debt security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Indentures, Section 9.8 and 5.13.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

         Patterson, without the consent of any holders of any series of outstanding debt securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating Patterson and each of its subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, Patterson, provided that

         (a) the corporation (if other than Patterson) formed by such consolidation or into which Patterson is merged or which acquires or leases the assets of Patterson substantially as an entirety is organized and existing under the laws of the United States of America, a state thereof or the District of Columbia, and assumes Patterson's obligations under each series of outstanding debt securities and the Indentures applicable thereto;

         (b) the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain taxes from any payments in respect of the Securities;

         (c) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

         (d) the trustee shall have received an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements. (Indentures, Section 8.1.)

DEFEASANCE AND COVENANT DEFEASANCE

The Indentures allow Patterson to elect either (Indentures, Section 13.1):

         (1) to defease and be discharged from all of its obligations with respect to any series of debt securities including, in the case of Senior Subordinated Debt Securities and Subordinated Debt Securities, the provisions described under "-- Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" and except for the obligations to exchange or register the transfer of such debt securities, to replace temporary, mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, and to hold monies for payments in trust ("defeasance"); or

         (2) to be released from its obligations with respect to any series of debt securities concerning the restrictions described under "--Consolidation, Merger and Sale of Assets" and any other covenants applicable to such debt securities including, in the case of Senior Subordinated Debt Securities and Subordinated Debt Securities, the provisions described under "--Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities," which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (c) and (d) under "--Events of Default" shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the trustee, in trust for such purpose, of money and Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, on such debt securities on the scheduled due dates therefor.

         Such a trust may only be established if, among other things (Indentures, Section 13.4),

         (a) Patterson has delivered to the trustee (i) in the case of defeasance, an opinion of counsel stating that (A) Patterson has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the applicable Indenture, there has been a change in the applicable United States federal income tax law, in the case of either (A) or
(B) to the effect that the holders of such Securities will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Securities and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur or (ii) in the case of covenant defeasance, an opinion of counsel to the effect that the holders of such debt securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, and

         (b) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, and

         Patterson may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option. If Patterson exercises its defeasance option, payment of such debt securities may not be accelerated because of an Event of Default. If Patterson exercises its covenant defeasance option, payment of such debt securities may not be accelerated by reference to the covenants noted under clause (2) above. If Patterson omits to comply with its remaining obligations with respect to such debt securities under the applicable Indenture after exercising its covenant defeasance option, and if such debt securities are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. government obligations on deposit with the trustee may, in certain circumstances, be insufficient to pay amounts due on such debt securities at the time of the acceleration resulting from the Event of Default; however, Patterson will remain liable for making such payments. (Indentures, Article 13.)

GOVERNING LAW

         The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indentures, Section 1.12.)

REGARDING THE TRUSTEES

         The Indentures contain certain limitations on the right of each trustee, should it become a creditor of Patterson, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions with Patterson; however, if the Trustee acquires any conflicting interest and there is a default under the debt securities issued under the applicable Indenture, the Trustee must eliminate such conflict or resign. (Indentures, Section 6.8.)

BOOK-ENTRY SYSTEM

         The debt securities of a Series may be issued in the form of one or more global certificates representing the debt securities (the "Global Securities") that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable prospectus supplement and will be registered in the name of the Depository or a nominee thereof. (Indentures, Section 3.1.) In such a case one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a Global Security may be transferred, in whole but not in part, only to another nominee of the Depository for such series, or to a successor Depository for such series selected or approved by Patterson, or to a nominee of such successor Depository. (Indentures, Sections 2.6, 2.7 and 3.5.)

         The specific depository arrangement with respect to any series of debt securities to be represented by a Global Security will be described in the applicable prospectus supplement. Patterson expects that the following provisions will apply to depository arrangements.

         Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions ("participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such debt securities or by Patterson, if such debt securities are offered and sold directly by Patterson. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Global Security or by its nominee. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, pledge or transfer beneficial interests in such Global Securities.

         So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in such Global Security will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

         Patterson understands that, under existing industry practices, if Patterson requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action. In that case, participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Unless otherwise specified in the applicable prospectus supplement, payments with respect to principal, premium, if any, and interest, if any, on debt securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security.

         Patterson expects that the Depository for any debt securities represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. Patterson also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of Patterson, the trustee or any agent of Patterson or the trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         If the Depository for any debt securities represented by a Global Security is at any time unwilling or unable to continue as Depository or ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended, and a successor Depository is not appointed by Patterson, Patterson will issue such debt securities in definitive certificated form in exchange for such Global Security. In addition, Patterson may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more Global Securities and, in such event, will issue debt securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such debt securities. (Indentures, Section 2.7.)

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

     The summary of the terms of Patterson's preferred stock contained in this Prospectus and in any prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Patterson's Restated Certificate of Incorporation, as amended, and the certificate of designations relating to that series of preferred stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in this Prospectus at or prior to the time of issuance of any such series of preferred stock.

     The Board of Directors of Patterson is authorized to approve the issuance of one or more series of preferred stock without further authorization of the stockholders and to fix the number of shares, the designations, rights, privileges, restrictions and conditions of any such series.

     The applicable prospectus supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of preferred stock in respect of which this Prospectus is delivered. The particular terms of any such series will include the following:

         - the maximum number of shares to constitute the series and the designation thereof;

         - the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, common stock or otherwise;

         - whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of the shares of the series shall be entitled to receive upon the redemption thereof;

         - the liquidation preference, if any, applicable to shares of the series;

         - whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

         - the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of Patterson or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

         -        the voting rights, if any, of the shares of the series;

         - the currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

         - the methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

         -        whether Patterson has elected to offer depositary shares; and

         - any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

         Patterson is a holding company and, therefore, its rights and the rights of holders of its Securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of

Patterson upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent that Patterson may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary. The preferred stock will rank prior to the common stock with respect to dividends rights and rights upon winding up and dissolution of Patterson.

         The holders of preferred stock will have no preemptive rights. Preferred stock will be fully paid and nonassessable when issued upon full payment of the purchase price therefor. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock offered hereby will rank on a parity as to dividends and liquidation rights in all respects with each other series of preferred stock. The prospectus supplement will contain, if applicable, a description of the material United States federal income tax consequences relating to the purchase and ownership of shares of the series of preferred stock offered by the prospectus supplement.

         Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for the preferred stock will be designated in the applicable prospectus supplement. The registrar for shares of preferred stock will send to stockholders notices of any meeting at which holders of the applicable series of preferred stock will have the right to elect directors of Patterson or to vote on any other matter.

                        DESCRIPTION OF DEPOSITARY SHARES

         The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement (as further referenced below) and of the depositary shares and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each series of the preferred stock which have been or will be filed with the SEC at or prior to the time of the offering of such series of the preferred stock.

GENERAL

         Patterson may, at its option, elect to offer fractional interests in shares of preferred stock, rather than full shares of preferred stock. In the event such option is exercised, Patterson will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest (to be set forth in the prospectus supplement relating to a particular series of the preferred stock) in a share of a particular series of preferred stock.

         The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between Patterson and a bank or trust company selected by Patterson having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The prospectus supplement relating to a series of depositary shares will set forth the name and address of the Depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock underlying such depositary shares, to all the rights and preferences of the preferred stock underlying such depositary share (including dividend, voting, redemption, conversion and liquidation rights).

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

         Upon surrender of depositary receipts at the office of the Depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary shares is entitled to have the Depositary deliver to such holder the whole shares of preferred stock and any money or other property represented by the surrendered depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The Depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of depositary receipts a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of depositary receipts then outstanding.

         In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Patterson, sell such property and distribute the net proceeds from such sale to such holders.

         The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by Patterson to holders of the preferred stock shall be made available to holders of depositary receipts.

REDEMPTION OF DEPOSITARY SHARES

         If a series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the preferred stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the preferred stock. Whenever Patterson redeems shares of preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot on a pro rata basis or such other equitable basis as may be determined by the Depositary and Patterson.

         After the date fixed for redemption, the depositary shares so called for redemption will not longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the Depositary of the depositary receipts evidencing such depositary shares.

VOTING THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and Patterson will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares relating to such preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares and the provisions of the deposit agreement may be amended at any time by agreement between Patterson and the Depositary. However, any amendment which materially and aversely alters the rights of the existing holders of depositary shares will not affect outstanding depositary receipts until 90 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts. Every holder of depositary receipts at the time the amendment becomes effective will be deemed to consent and agree to the amendment and to be bound by the deposit agreement, as so amended. No amendment may impair the right of any owner of depositary shares to receive shares of the preferred stock and any money or other property represented thereby, subject to the conditions specified in the deposit agreement, upon surrender of the depositary receipts evidencing such depositary shares, except in order to comply with mandatory provisions of applicable law.

         Whenever so directed by the Patterson, the Depositary will terminate the deposit agreement by mailing notice of termination to the record holders of all depositary receipts then outstanding at least 30 days before the termination date stated in the notice. The depositary may also terminate the deposit agreement if 45 days have expired after the Depositary delivered to the Patterson a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of termination) or perform any further acts under the deposit agreement, except that the Depositary will continue (1) to collect dividends and any other distributions on the preferred stock and (2) to deliver the preferred stock, together with the corresponding dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after two years from the date of termination, the Depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper, and may hold the net proceeds of any sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

CHARGES OF DEPOSITARY

         Patterson will pay all charges arising solely from the existence of the depositary arrangements. Patterson will pay charges of the Depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of shares of preferred stock by owners of depositary shares, any redemption of the preferred stock and the distribution of information to holders of the depositary receipts. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

MISCELLANEOUS

         The Depositary will forward to the holders of depositary shares all reports and communications from Patterson which are delivered to the Depositary and that Patterson is required to furnish to the holders of the preferred stock.

         Neither the Depositary nor Patterson will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Patterson and the Depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The Depositary may resign at any time by delivering to Patterson notice of its election to do so, and Patterson may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                             DESCRIPTION OF WARRANTS

         Patterson may issue warrants to purchase shares of common stock, shares of preferred stock or debt securities. The preferred stock may be represented by depositary shares. Warrants may be issued, subject to regulatory approvals, independently or together with any common stock, preferred stock or debt securities, as the case may be, and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Patterson and a warrant agent. The warrant agent will act solely as an agent of Patterson in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the following terms of any warrants in respect of which this Prospectus is delivered:

         -        the title of such warrants;

         - a description of the securities (which may include shares of common stock, shares of preferred stock or debt securities) for which such warrants are exercisable;

         -        the price or prices at which such warrants will be issued;

         -        the periods during which the warrants are exercisable;

         - the number of shares of common stock or preferred stock or the amount of debt securities for which each warrant is exercisable;

         - the exercise price for such warrants, including any changes to or adjustments in the exercise price;

         - the currency or currencies, including composite currencies, in which the exercise price of such warrants may be payable;

         - if applicable, the designation and terms of the shares of preferred stock with which such warrants are issued;

         - if applicable, the terms of the debt securities with which such warrants are issued;

         - if applicable, the number of warrants issued with each share of common stock or preferred stock or debt security;

         - if applicable, the date on and after which such warrants and the related shares of common stock or preferred stock or debt securities will be separately transferable;

         - if applicable, a discussion of certain United States federal income tax considerations;

         -        any listing of the warrants on a securities exchange; and

         - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

         Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:

         - receive payments of principal of (or premium if any) or interest, if any, on any debt securities purchasable upon exercise;

         - receive dividend payments, if any, with respect to any underlying securities; or

         - exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

EXERCISE OF WARRANTS

         Unless otherwise indicated in the applicable prospectus supplement relating thereto, the warrants will be issued in registered form. Each warrant will entitle its holder to purchase for cash the principal amount or number of securities of Patterson at the exercise price set forth in, or determinable from, the applicable prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date (or any later expiration date, as extended by Patterson), unexercised warrants will become void.

         Upon receipt of payment and of the certificate evidencing a warrant, properly completed and duly executed, at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Patterson will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by a surrendered warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

MODIFICATIONS

         The warrant agreements and the terms of the warrants may be amended by Patterson and the warrant agent, without the consent of the holders of warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Patterson may deem necessary or desirable and which will not materially and adversely affect the interests of holders of outstanding warrants.

         Patterson and the warrant agent also may modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then-outstanding unexercised warrants affected. However, no such modification or amendment may be made without the consent of the affected holders if the amendment would:

         - shorten the period of time during which the warrants may be exercised;

         - otherwise materially and adversely affect the exercise rights of the holders of the warrants; or

         -        reduce the number of outstanding warrants.

MERGER, CONSOLIDATION OR SALE OF ASSETS

         If at any time there occurs a merger of, consolidation of, or sale of substantially all of the assets of, Patterson, as a result of which securities underlying warrants are converted into the right to receive stock, securities or other property, then each outstanding warrant will thereafter only be exercisable for the kind and amount of stock, securities or other property receivable upon the consummation of that transaction by a holder of the number of Securities underlying the warrant.

ENFORCEABILITY OF RIGHTS BY HOLDERS

         The warrant agent will act solely as an agent of Patterson in connection with the issuance and exercise of any warrants. The warrant agent will have no duty or responsibility in case of any default by Patterson in the performance of its obligations under the warrant agreements or the warrant certificates. Each holder of warrants may, without the consent of the warrant agent, enforce by appropriate legal action, on its own behalf, its right to exercise its warrants.

                          DESCRIPTION OF CAPITAL STOCK

         Patterson is authorized by its Certificate of Incorporation to issue 50 million shares of common stock and one million shares of preferred stock. As of June 30, 1999, there were 32,517,028 shares of common stock issued and outstanding and no issued and outstanding shares of the preferred stock.

COMMON STOCK

         A summary of the terms and provisions of the common stock is set forth below.

         Dividends. The holders of common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor, provided that if any shares of preferred stock, issued under this prospectus and any accompanying prospectus supplement, or any other shares of preferred stock are at the time outstanding, the payment of dividends on common stock or other distributions (including Patterson repurchases of common stock) will be subject to the declaration and payment of all cumulative dividends on outstanding shares of preferred stock, and any preferred stock issued under this prospectus and any accompanying prospectus supplement and any other shares of preferred stock which are then outstanding.

         Liquidation. In the event of the dissolution, liquidation or winding up of Patterson, holders of common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Patterson's indebtedness, and the payment of the aggregate liquidation preference of the preferred stock, and any preferred stock issued under this Prospectus and any accompanying prospectus supplement and any other shares of preferred stock then outstanding.

         Voting. Patterson's stockholders are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Shares of common stock held by Patterson or any entity controlled by Patterson do not have voting rights and are not counted in determining the presence of a quorum. Directors are elected annually. Holders of common stock have no cumulative voting rights.

         No Other Rights. The holders of common stock do not have any conversion, redemption or preemptive rights.

         Transfer Agent. The transfer agent for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

         Listing. Shares of Patterson's outstanding common stock are traded on the Nasdaq National Market.

PREFERRED STOCK

         Preferred stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in Patterson's Restated Certificate of Incorporation, as amended, as the Board of Directors determines. The rights, preferences, limitations and restrictions on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board may authorize the issuance of preferred stock which ranks senior to the common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on common stock to be effective while any shares of preferred stock are outstanding. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion and other rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Patterson. Patterson has not issued any shares of preferred stock. However, as of June 30, 1999, an aggregate of 325,170 shares of preferred stock had been reserved for issuance upon exercise of the Rights described under "-- Stockholder Rights Plan."

STOCKHOLDER RIGHTS PLAN

         In January 1997, the Board of Directors of Patterson adopted a stockholder rights plan under which stockholders of record as of January 17, 1997, received a dividend in the form of preferred share purchase rights (the "Rights"). The Rights permit the holder to purchase one one-hundredth of a share (a unit) of Series A preferred stock at an initial exercise price of $41.50 per share under certain circumstances. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the Rights are subject to adjustment. The Rights expire on January 2, 2007 unless earlier redeemed or exchanged. Until a Right is exercised, the holder thereof has no rights as a stockholder of Patterson, including the right to vote or receive dividends. The Rights become exercisable on the earlier to occur of (i) the acquisition by a person or group of affiliated or associated persons of 15% or more of the outstanding shares of common stock, or (ii) 10 days following the commencement of or announcement of an intention to acquire 15% or more of the outstanding shares of common stock through a tender offer or exchange offer.

OTHER PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECT

         Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which, along with certain provisions of the Delaware General Corporation Law (the "DGCL"), may have the effect of delaying or deterring any unsolicited takeover attempts notwithstanding that a majority of the stockholders might benefit from such a takeover or attempt. Section 203 of the DGCL, which applies to Patterson since the common stock is traded on the Nasdaq National Market, restricts certain "business combinations" with an "interested stockholder" for three years following the date such person becomes an interested stockholder, unless the Board of Directors approves the business combination. "Business combinations" is defined to include mergers, sale of assets and other similar transactions with an "interested stockholder." An "interested stockholder" is defined as a person who, together with affiliates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for Patterson's common stock.

         Patterson's Restated Certificate of Incorporation, as amended, and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The following paragraphs set forth a summary of these provisions:

         Special Meetings of Stockholders. The Restated Certificate of Incorporation, as amended, provides that special meetings of stockholders may be called only by the Board of Directors (or a majority of the members thereof), the Chief Executive Officer, the President or the holders of a majority of the outstanding stock entitled to vote at such special meeting. This provision will make it more difficult for stockholders to call a special meeting.

         No Stockholder Action by Written Consent. The Restated Certificate of Incorporation, as amended, provides that stockholder action may be taken only at annual or special meetings and not by written consent of the stockholders.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Patterson not less than 30 days nor more than 60 days prior to the meeting as originally scheduled; provided that in the event less than 40 days written notice is given to stockholders, notice by the stockholder to be made timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed. The Bylaws also specify certain requirements for a stockholders notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual meeting or from making nominations for directors at an annual meeting.

         Authorized Class of Preferred Stock. See "-- Preferred Stock" for information concerning Patterson's preferred stock.

                              PLAN OF DISTRIBUTION

         Patterson and the Selling Stockholders may offer Securities to or through underwriters, through agents or directly to other purchasers.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the Securities offered therein.

         Patterson and the Selling Stockholders may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will set forth the terms of the Securities to which such prospectus supplement relates, including the name or names of any underwriters or agents with whom Patterson or the Selling Stockholders have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds to Patterson or the Selling Stockholders from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

         Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to each underwritten offering of Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Securities may be offered and sold by Patterson and the Selling Stockholders through agents designated by Patterson or the Selling Stockholders, as the case may be, from time to time. Any agent involved in the offer and sale of any Securities will be named, and any commissions payable by Patterson or the Selling Stockholders, as the case may be, to such agent will be set forth, in the prospectus supplement relating to such offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         Offers to purchase Securities may be solicited directly by Patterson or the Selling Stockholders and sales thereof may be made by Patterson or the Selling Stockholders, as the case may be, directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

         Patterson and the Selling Stockholders may also issue contracts under which the counterparty may be required to purchase Securities. Such contracts would be issued for Securities in amounts, at prices and on terms to be set forth in a prospectus supplement.

         The anticipated place and time of delivery of Securities will be set forth in the applicable prospectus supplement.

         If so indicated in the applicable prospectus supplement, Patterson or the Selling Stockholders will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from Patterson or the Selling Stockholders, as the case may be, pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Patterson or the Selling Stockholders, as the case may be. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that:

         - The purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject; and

         - If the Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

         Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold and any discounts or commissions received by them from Patterson or the Selling Stockholders, as the case may be, and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         Underwriters and agents may be entitled, under agreements entered into with Patterson or the Selling Stockholders, to indemnification by Patterson or the Selling Stockholders, as the case may be, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Certain of such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for, Patterson and its subsidiaries or the Selling Stockholders in the ordinary course of business.

         The Securities may or may not be listed on a national securities exchange or a foreign securities exchange, other than the common stock, which is traded on the Nasdaq National Market. Any common stock sold pursuant to a prospectus supplement will be traded on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom Securities are sold by Patterson for public offering and sale may make a market in those Securities, but the underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. No assurances can be given that there will be an active trading market for the Securities.

                                  LEGAL MATTERS

     The validity of the Securities offered will be passed upon for Patterson by Baker & Hostetler LLP, Denver, Colorado.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from Patterson's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The estimated reserve evaluations and related calculations of Mr. Brian Wallace, P.E., Dallas, Texas, an independent petroleum engineer, incorporated in this Prospectus by reference from Patterson's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance upon the authority of Mr. Wallace as an expert in petroleum engineering.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:


         Judiciary Plaza, Room 10024            Seven World Trade Center
         450 Fifth Street, N.W.                 Suite 1300
         Washington, D.C.  20549                New York, New York  10048

                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60661

         You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

         The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like Patterson, that file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the SEC a registration statement on Form S-3 that registers the Securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our Securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus included as part of this Registration Statement.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Securities registered hereby, all of which expenses, except for the SEC registration fee and the NASD filing fee, are estimates:


                                           Description                                               Amount
                                           -----------                                              --------
SEC registration fee...........................................................................     $ 41,700
NASD filing fee................................................................................       10,000
Nasdaq National Market listing fee.............................................................       20,000
Trustee's and warrant agent's fees.............................................................       25,000
Rating agency fees.............................................................................       50,000
Accounting fees and expenses...................................................................       75,000
Legal fees and expenses........................................................................      150,000
Printing expenses..............................................................................      125,000
Blue sky fees and expenses.....................................................................       20,000
Transfer agent fees and expenses...............................................................       10,000
Miscellaneous..................................................................................       73,300
                                                                                                    --------
          Total................................................................................     $600,000
                                                                                                    ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The DGCL provides for indemnification by a corporation of costs incurred by directors, employees and agents in connection with an action, suit or proceeding brought by reason of their position as a director, employee or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights to which these indemnifications or advancements of expenses may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action under official capacity and as to action in another capacity when holding such office.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

         [E]liminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or
         which involve intentional misconduct or a knowing violation of law,
         (iii) under Section 174 of this Title (dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective....

         The Board of Directors is empowered to make other indemnification as authorized under any bylaw, agreement, the Certificate of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the DGCL.

         Patterson's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director of Patterson will not be liable to Patterson or its stockholders for monetary damages for breach of fiduciary duty as a director. Patterson's Bylaws provide that to the extent that a director or officer of Patterson is successful on the merits in the defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Patterson, he will be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. In other circumstances, a director or officer of Patterson may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of Patterson, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in an action or suit by or in the right of Patterson to procure a judgment in its favor, such person will not be indemnified if he has been adjudged to be liable to Patterson unless and only to the extent that the Delaware Court of Chancery or the court in which such actin or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. A determination that indemnification of a director or officer is proper will be made by a disinterested majority of Patterson's Board of Directors, by independent legal counsel or by the stockholders of Patterson. Patterson's Bylaws also provide that Patterson may advance the payment of expenses and that the indemnification and advancement of expenses provisions of the Bylaws are nonexclusive. Patterson maintains director and officer liability insurance covering director and officer indemnification.

ITEM 16. EXHIBITS.

         The following exhibits are filed herewith or incorporated by reference herein:

                        Item 601
     Exhibit             Cross
      Number            Reference     Document as Form S-3 Exhibit
     -------            ---------     ----------------------------
       1.1                 1          Form of Underwriting Agreement - Equity*

       1.2                 1          Form of Underwriting Agreement - Debt*

       2.1                 2          Agreement and Plan of Merger, dated as of
                                      April 12, 1996, among Patterson Energy,
                                      Inc., Patterson Drilling Company and
                                      Tucker Drilling Company, Inc. and
                                      amendment thereto, dated May 16, 1996 (1)

       4.1                 4          Excerpt from Restated Certificate of
                                      Incorporation , as amended, of Patterson
                                      Energy, Inc. regarding authorized Common
                                      Stock and Preferred Stock

                        Item 601
     Exhibit             Cross
      Number            Reference     Document as Form S-3 Exhibit
     -------            ---------     ----------------------------
       4.2                 4          Form of Certificate of Designation of
                                      Preferred Stock*

       4.3                 4          Form of Debt Security Indenture

       4.4                 4          Form of Debt Security (included in
                                      Exhibit 4.3)

       4.5                 4          Form of Stock Warrant Agreement for
                                      warrants attached to equity securities

       4.6                 4          Form of Stock Warrant Certificate
                                      (included as Exhibit A in Exhibit 4.5)

       4.7                 4          Form of Debt Securities Warrant Agreement
                                      for warrants attached to debt securities

       4.8                 4          Form of Debt Securities Warrant
                                      Certificate (included as Exhibit A in
                                      Exhibit 4.7)

       4.9                 4          Form of Warrant Agreement for warrants not
                                      attached to equity or debt securities

       4.10                4          Form of Warrant Certificate (included as
                                      Exhibit A in Exhibit 4.9)

       4.11                4          Form of Deposit Agreement, including form
                                      of Depositary Receipt for Depositary
                                      Shares

       5.1                 5          Opinion of Baker & Hostetler LLP regarding
                                      the legality of the Securities to be
                                      offered

       12.1                12         Statement of Computation of Ratio of
                                      Earnings to Fixed Charges

       15.1                15         Letter of PricewaterhouseCoopers LLP
                                      regarding unaudited interim financial
                                      information

       23.1                23         Consent of PricewaterhouseCoopers LLP

       23.2                23         Consent of M. Brian Wallace, independent
                                      petroleum engineer

       23.3                23         Consent of Baker & Hostetler LLP (included
                                      in Exhibit 5.1)

       24.1                24         Power of Attorney (included on the
                                      signature page hereto)

       25.1                25         Statement of eligibility of trustee under
                                      the Senior Debt Securities*

       25.2                25         Statement of eligibility of trustee under
                                      the Senior Subordinated Debt Securities*

       25.3                25         Statement of eligibility of trustee under
                                      the Subordinated Debt Securities*



---------
* To be filed by amendment or to be incorporated by reference in connection with the offering of the Securities.

(1) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated April 22, 1996, and filed on April 30, 1996.

ITEM 17. UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Patterson has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Patterson in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the Securities being registered, Patterson will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) Patterson hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Patterson's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Patterson hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be determined to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Patterson hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by section
                  10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts of events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Patterson pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         (e) Patterson hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Patterson certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snyder, State of Texas, on the 28th day of October, 1999.

                                         PATTERSON ENERGY, INC.



                                         By: /s/  A. GLENN PATTERSON
                                            --------------------------
                                              A. Glenn Patterson
                                              President

         Each of the undersigned officers and directors of Patterson Energy, Inc. hereby appoints Cloyce A. Talbott and A. Glenn Patterson as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the SEC under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments or documents to be filed with the SEC pertaining to the registration of the Securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of October 28, 1999, by the following persons in the capacities indicated:


 /s/ CLOYCE A. TALBOTT               Chairman of the Board, Director and
-------------------------------      Chief Executive Officer
     Cloyce A. Talbott
Principal Executive Officer

 /s/ A. GLENN PATTERSON              President, Chief Operating Officer and
-------------------------------      Director
     A. Glenn Patterson

 /s/ ROBERT C. GIST                  Director
-------------------------------
     Robert C. Gist

 /s/ VINCENT A. ROSSI, JR.           Director
-------------------------------
     Vincent A. Rossi, Jr.

 /s/ SPENCER D. ARMOUR, III          Director
-------------------------------
      Spencer D. Armour, III

 /s/ JONATHAN D. NELSON              Vice President--Finance, Secretary and
-------------------------------      Treasurer and Chief Financial Officer
     Jonathan D. Nelson
Principal Accounting Officer

                                  EXHIBIT INDEX

                        Item 601
     Exhibit             Cross
      Number            Reference     Document as Form S-3 Exhibit
     -------            ---------     ----------------------------
       1.1                 1          Form of Underwriting Agreement - Equity*

       1.2                 1          Form of Underwriting Agreement - Debt*

       2.1                 2          Agreement and Plan of Merger, dated as of
                                      April 12, 1996, among Patterson Energy,
                                      Inc., Patterson Drilling Company and
                                      Tucker Drilling Company, Inc. and
                                      amendment thereto, dated May 16, 1996 (1)

       4.1                 4          Excerpt from Restated Certificate of
                                      Incorporation , as amended, of Patterson
                                      Energy, Inc. regarding authorized Common
                                      Stock and Preferred Stock

       4.2                 4          Form of Certificate of Designation of
                                      Preferred Stock*

       4.3                 4          Form of Debt Security Indenture

       4.4                 4          Form of Debt Security (included in
                                      Exhibit 4.3)

       4.5                 4          Form of Stock Warrant Agreement for
                                      warrants attached to equity securities

       4.6                 4          Form of Stock Warrant Certificate
                                      (included as Exhibit A in Exhibit 4.5)

       4.7                 4          Form of Debt Securities Warrant Agreement
                                      for warrants attached to debt securities

       4.8                 4          Form of Debt Securities Warrant
                                      Certificate (included as Exhibit A in
                                      Exhibit 4.7)

       4.9                 4          Form of Warrant Agreement for warrants not
                                      attached to equity or debt securities

       4.10                4          Form of Warrant Certificate (included as
                                      Exhibit A in Exhibit 4.9)

       4.11                4          Form of Deposit Agreement, including form
                                      of Depositary Receipt for Depositary
                                      Shares

       5.1                 5          Opinion of Baker & Hostetler LLP regarding
                                      the legality of the Securities to be
                                      offered

       12.1                12         Statement of Computation of Ratio of
                                      Earnings to Fixed Charges

       15.1                15         Letter of PricewaterhouseCoopers LLP
                                      regarding unaudited interim financial
                                      information

       23.1                23         Consent of PricewaterhouseCoopers LLP

       23.2                23         Consent of M. Brian Wallace, independent
                                      petroleum engineer

       23.3                23         Consent of Baker & Hostetler LLP (included
                                      in Exhibit 5.1)

       24.1                24         Power of Attorney (included on the
                                      signature page hereto)

       25.1                25         Statement of eligibility of trustee under
                                      the Senior Debt Securities*

       25.2                25         Statement of eligibility of trustee under
                                      the Senior Subordinated Debt Securities*

       25.3                25         Statement of eligibility of trustee under
                                      the Subordinated Debt Securities*


---------
* To be filed by amendment or to be incorporated by reference in connection with the offering of the Securities.

(1) Incorporated by reference to Item 7, "Financial Statements and Exhibits" to Form 8-K dated April 22, 1996, and filed on April 30, 1996.